Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Number 333-11323) pertaining to the ADVO, Inc. 401(k) Savings Plan of our report dated June 8, 2004, with respect to the financial statements and schedule of the ADVO, Inc. 401(k) Savings Plan included in this Amended Annual Report (Form 11-K/A) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Hartford, Connecticut

February 3, 2006